Exhibit 99.1

FOR IMMEDIATE RELEASE

Equifax Completes Acquisition of Australia’s Leading Credit Information Company, Veda Group Limited, for Total Consideration of USD$1.9 Billion

ATLANTA, February 25, 2016 -- Equifax Inc. (NYSE:EFX) (‘Equifax’) has completed its acquisition of Veda Group Limited (‘Veda’), the leading provider of credit information and analysis in Australia and New Zealand.

“This acquisition opens an exciting period of opportunity for both businesses. It is a strong fit for Equifax and reinforces our strategic focus to be a leading global information solutions provider,” said Richard F. Smith, Equifax Chairman and CEO. “Veda represents another step in our goal to expand our insights-driven capabilities and expertise, and to enter an important new region through the proven abilities of a great team.

“Through Veda, we will have a strong platform from which to offer customers advanced new data and analytics services in Australia and other markets in this region,” he continued. “We’re delighted to count on the expertise of Veda’s management and staff, and we welcome them to the Equifax team.”

Veda’s CEO Nerida Caesar will continue to lead the Australian-based business providing market expertise and continuity for the existing business, customers and staff.

“Equifax’s insights-guided technology and advanced data and analytics will enable us to build the ‘next generation’ of credit information products for our customers in Australia, New Zealand and our other markets,” Caesar said.

“On behalf of the Veda team, we are pleased to become part of Equifax,” she said. “Our objective is consistency and continuity for customers and the Veda team, while bringing all the benefits of the combined companies to market as quickly as possible. We will be as nimble and efficient as before, but more capable and more global in the future.”

Veda will now operate as ‘Veda, An Equifax Company’ until further notice. It will become a division of the company’s International business unit and will report into Equifax International President John Hartman.

About Equifax

Equifax is a global leader in consumer, commercial and workforce information solutions that provide businesses of all sizes and consumers with insight and information they can trust. Equifax organizes and assimilates data on more than 800 million consumers and 81 million businesses worldwide.  The company’s significant investments in differentiated data, its expertise in advanced analytics to explore and develop new multi-source data solutions, and its leading-edge proprietary technology enable it to create and deliver unparalleled customized insights that enrich both the performance of businesses and the lives of consumers.

Headquartered in Atlanta, Equifax operates or has investments in 21 countries and is a member of Standard & Poor's (S&P) 500® Index.  Its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. In 2015, Forbes named Equifax one of the World’s 100 Most Innovative companies; Bloomberg BusinessWeek nominated it as one of its Top 50 companies; its CIO was named one of the top 100 by CIO magazine; the company ranked 13th in the Fintech 100 list; and it was recognized as a top 20 company to work for by the Atlanta Journal-Constitution and was named a 2015 InformationWeek Elite 100 Winner. For more information, please visit www.equifax.com.

About Veda

Veda is a data analytics company and the leading provider of credit information and analysis in Australia and New Zealand. From its core credit bureau business established in 1967, Veda has expanded to deliver a suite of credit and other analytical products targeted to consumers and specific industry segments.

Veda’s customers use data intelligence provided by Veda to make decisions on credit risk, verify identity and employee background, reduce identity theft and fraud, and undertake digital marketing strategies.

In February 2016, Equifax Inc., a global leader in information solutions, closed its acquisition of Veda. Equifax powers the financial future of individuals and organisations around the world, using its strength of unique trusted data, technology and innovative analytics, Together Veda and Equifax offer their customers world leading insights and knowledge to help them make informed decisions. www.veda.com.au

FOR MORE INFORMATION

Dianne Bernez – Equifax PR

+1 404.885.8325

Dianne.Bernez@equifax.com

Jeff Dodge – Equifax IR

+1 404.885.8804

Jeff.Dodge@equifax.com

Australian Media Contact - Citadel-MAGNUS Communication

Martin Debelle +61 2 8234 0100 mobile +61 4 0991 1189

mdebelle@citadelmagnus.com